Exhibit 99.1

CONTACT:

Heather Hamel

(617) 863-5530

Investor Relations

Investor-relations@invivotherapeutics.com

InVivo Therapeutics Announces Pricing of $13.2 Million Underwritten Public Offering

CAMBRIDGE, Mass. (June 21, 2018) — InVivo Therapeutics Holdings Corp. (NVIV) today announced the pricing of an underwritten public offering of 388,403 shares of its common stock, together with warrants to purchase 388,403 shares of common stock at a combined price to the public of $2.00 per share and warrant, as well as pre-funded warrants to purchase up to an aggregate of 6,242,811 shares of common stock together with warrants to purchase 6,242,811 shares of common stock, at a combined price to the public of $1.99 per pre-funded warrant and warrant. The gross proceeds from this offering are expected to be $13.2 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by InVivo Therapeutics.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American:LTS), is the sole book-running manager in connection with the offering.

Each warrant has an exercise price of $2.00 per share, is exercisable immediately and expires five years from the date of issuance.  Each pre-funded warrant has an exercise price of $0.01 per share, is exercisable immediately and will expire twenty years from the date of issuance.  The pre-funded warrants issued in the offering include a beneficial ownership blocker and the holders do not have the rights or privileges of holders of common stock, including any voting rights, until they exercise the pre-funded warrants.  As of June 20, 2018, InVivo Therapeutics had 1,648,349 shares of common stock outstanding.  The exercise price of the warrants and the pre-funded warrants is fixed and they do not contain any variable pricing features or any price based anti-dilutive features.  The offering is expected to close on or about June 25, 2018, subject to customary closing conditions.

A registration statement (File No. 333-224424) relating to these securities has been filed with the Securities and Exchange Commission, or the SEC, and was declared effective by the SEC on June 20, 2018 and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-225768), which became effective when filed. The offering will be made only by means of a prospectus, which is part of the effective registration statement. When available, copies of the final prospectus may be obtained from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. In January 2018, the company announced updated clinical evidence, including improvements in patients with acute spinal cord injury (SCI), from its INSPIRE study of the Neuro-Spinal Scaffold™. The publicly traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

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